UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Crown Crafts, Inc.

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For Immediate Release	July 22, 2010
CROWN CRAFTS DETAILS HISTORY WITH THE WYNNEFIELD GROUP AND URGES
SHAREHOLDERS TO SUPPORT CROWN CRAFTS’ SLATE OF TRULY INDEPENDENT,
HIGHLY QUALIFIED DIRECTOR CANDIDATES
Company takes shareholder concerns very seriously and has consistently made shareholder engagement a priority through open communications; “... we have tried our best to reach out to, and have a regular dialogue with, [the Wynnefield Group]...”
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today issued a letter to all shareholders in connection with the election of directors at the Company’s annual meeting of shareholders to be held on August 10, 2010.
Commenting on the current proxy fight instigated by the New York-based investment fund Wynnefield Partners Small Cap Value L.P. and certain affiliates (the “Wynnefield Group”), E. Randall Chestnut, the Company’s Chairman, President and Chief Executive Officer, said, “Engaging shareholders in a constructive, productive manner has been — and will always be — a top priority for Crown Crafts. With regard to this particular investor, we have tried our best to reach out to, and have a regular dialogue with, them. We have acted prudently on their input when we believed it to be in the best interest of all our shareholders. Unfortunately, it has been our view that, in many cases, the Wynnefield Group has acted more as an antagonistic investor with capricious and self-serving demands. Given the lack of support they have demonstrated for their own previous nominees, it makes us truly wonder if they can ever be satisfied.”
The following is the letter the Company’s Board sent to Crown Crafts shareholders:

AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
July 22, 2010
Dear Fellow Crown Crafts Shareholders:
     We take shareholder concerns very seriously and have consistently made shareholder engagement a priority through open communications. In particular, we have tried our best to reach out to, and have a regular dialogue with, Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (the Wynnefield Group), who have chosen to engage the Company in yet another costly proxy battle. We have acted prudently on the Wynnefield Group’s input when we believed it to be constructive and in the best interest of all our shareholders. In many cases, however, the Wynnefield Group has acted more as an antagonistic investor with capricious and self-serving demands. Consider the following chronology and see if you agree with our view that the Wynnefield Group can never be satisfied.
2004: At the request of the Wynnefield Group, which is Crown Crafts’ largest shareholder, the Company hired an investment banker to evaluate the repurchase of warrants held by the Company’s lenders. The investment bankers proposed that the Company repurchase the warrants for more than $4.5 million, including investment banker fees. The Wynnefield Group supported the repurchase at that price. Luckily for the Company’s shareholders, the Company’s lenders rejected the offer at that time. Ultimately, the Company, without hiring an investment banker or paying anything to repurchase the warrants, completed a debt and capital restructuring in 2006. This restructuring not only eliminated all the outstanding warrants held by the lenders, thus saving shareholders more than $4.5 million compared with the bankers’ prior proposal, but also resulted in the lenders forgiving $4 million of the Company’s debt. This, however, was not enough to appease the Wynnefield Group.
2005: Your Board agreed to allow Frederick Wasserman, who was handpicked by the Wynnefield Group, to participate in all Board meetings as a non-voting observer. The Board welcomed the opportunity to hear an additional independent viewpoint and provide greater insight about the business to a representative of a key shareholder. This was still not enough for the Wynnefield Group.
2007: The Wynnefield Group launched its first proxy contest against Crown Crafts by nominating Mr. Wasserman and Nelson Obus, a principal of the Wynnefield Group who had been named a month earlier as a defendant in an enforcement proceeding brought by the Securities and Exchange Commission that is still pending in federal court in New York. After the Company received notice of these nominations, the Board terminated Mr. Wasserman’s status as a non-voting observer. At the annual meeting, our shareholders elected Mr. Wasserman but defeated Mr. Obus. Also in 2007, at the urging of the Wynnefield Group, the Board authorized a stock repurchase program under which the Company repurchased 914,051 shares of stock from August 2007 to August 2009 for a total price of $3.1 million (average price of $3.40 per share). All of this was still not enough for the Wynnefield Group.
2008: Faced with the Wynnefield Group’s threats of another proxy fight in 2008, your Board agreed to appoint Joseph Kling as a director and support his election at the 2008 annual meeting of shareholders in exchange for a two-year standstill agreement with the Wynnefield

Group. James Verbrugge, a director since 2001, agreed to resign from the Board at that time to make space for Mr. Kling. With two handpicked members on the seven-member Board, this gave the Wynnefield Group 29% representation on the Board, even though it then held less than 16% of the common shares of the Company. At the same time, the Company formed a Strategic Review Committee, which included Mr. Wasserman as a member, to consider all strategic options available to the Company to enhance shareholder value. Even this was not enough for the Wynnefield Group.
2010: With Mr. Wasserman’s term and the standstill agreement expiring, the Wynnefield Group has now initiated yet another costly and distracting proxy contest naming two candidates who we believe are less qualified to represent Crown Crafts than your Board-supported nominees. Curiously, the Wynnefield Group chose not to re-nominate Mr. Wasserman — who voted with the majority of the Board more than 92% of the time during his three-year term. Further, the Wynnefield Group also suggested that Mr. Kling step down from the Board — after he has voted with the majority more than 94% of the time since his election — and that the Board elect a different handpicked representative of the Wynnefield Group to serve as a director in his place. Did the Wynnefield Group make this suggestion because Mr. Kling supports our agenda, our strategic plan and our nominees, not theirs? What does the Wynnefield Group truly want from the Company?
     In its July 19, 2010 communication to Crown Crafts shareholders, the Wynnefield Group declares, “...we have had enough.” But we are the ones who have had enough. We believe that the Wynnefield Group will never have enough until its own ever-changing, narrow, self-serving and short-sighted agenda is completed.
YOUR BOARD REFUSES TO BE INTIMIDATED AND WILL CONTINUE PURSUING ITS
STRATEGY TO CREATE LONG-TERM VALUE IN THE BEST INTERESTS OF ALL
SHAREHOLDERS
     Following a thorough evaluation of all alternatives by the Strategic Review Committee, your Board unanimously approved the Company’s current strategic growth plan and concluded that it is the best alternative available to the Company to create long-term value for all our shareholders. Our strategy is generating results — we have delivered strong cash flow and adjusted EBITDA and raised shareholders’ equity by 23% in fiscal 2010. Your Board also has instituted payment of a quarterly dividend which, at its current level, is enough by itself to provide the Wynnefield Group with an attractive 8.9% annual return on their investment. With an enviable balance sheet and the three accretive acquisitions we have completed within the past three years, your Company is well-positioned to continue its successful strategic trajectory of long-term profitable growth.
YOUR BOARD-SUPPORTED NOMINEES — E. RANDALL CHESTNUT, WILLIAM T.
DEYO, JR., SIDNEY KIRSCHNER AND RICHARD L. SOLAR — ARE HIGHLY
QUALIFIED STEWARDS OF YOUR INVESTMENT AND ARE FULLY COMMITTED TO
DILIGENTLY
PURSUING OUR SUCCESSFUL GROWTH STRATEGY AND
ACTING IN THE BEST LONG-TERM INTERESTS OF ALL SHAREHOLDERS
     Your Board firmly believes that the best path to maximize value for all shareholders is the continued execution of our strategic plan. This is not the time to disrupt our operations or distract our employees with concerns about the Company’s direction. This is the time to grow our Company with the leadership of an experienced Board and management team.

     Your vote is very important to us, no matter the size of your holdings. We urge you to vote your shares today by signing, dating and returning the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card. Please do not sign or return any gold proxy card sent to you by the Wynnefield Group — as a reminder, you cannot vote the gold proxy card and also vote for our Chief Executive Officer, E. Randall Chestnut, or any other Class I nominee. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson, who is assisting us in this matter, toll free at 1-888-605-7561.
     On behalf the Board of Directors and the dedicated men and women of Crown Crafts, we thank you for your ongoing support.
Sincerely,

E. Randall Chestnut	Zenon S. Nie
Chairman of the Board, President	Independent Lead Director
and Chief Executive Officer
YOUR VOTE IS IMPORTANT
1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.
2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.
3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.
4.	Remember — ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.
5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Shareholders Call Toll Free (888) 605-7561

***END OF SHAREHOLDER LETTER***
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.
Contact:
Olivia Elliott
(225) 647-9124
oelliott@crowncrafts.com